UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

RETAILMENOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36005	26-0159761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

301 Congress Avenue, Suite 700

Austin, Texas 78701

(Address of principal executive offices, including zip code)

(512) 777-2970

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Facility

On December 23, 2014, RetailMeNot, Inc. (the “Company”) and its domestic subsidiaries entered into a Second Amended and Restated Revolving Credit and Term Loan Agreement (the “Second Restated Agreement”) with Comerica Bank, as agent, Regions Bank, as syndication agent, and certain other lenders named in the Second Restated Agreement. The Second Restated Agreement amended and restated in its entirety the Company’s Amended and Restated Revolving Credit and Term Loan Agreement dated July 1, 2013, as amended (the “Existing Agreement”), to, among other things: (i) increase the revolving credit facility commitment amount to $125.0 million, (ii) increase the term loan facility commitment amount to $50.0 million with 20% per year amortization, all of which was drawn by the Company, (iii) provide for an additional uncommitted increase in the revolving credit facility of up to $65.0 million, (iv) extend the maturity date of the facility to five years from the date of the Second Restated Agreement, (v) provide for increased ability to enter into certain domestic and foreign acquisitions, (vi) reduce the costs associated with borrowings under the facility, and (vii) make certain other changes to the affirmative and negative covenants under the Existing Agreement, including increasing the threshold at which the indebtedness under the credit facility becomes secured by a first priority perfected lien in all the assets of the Company and its domestic subsidiaries.

The Second Restated Agreement is filed as Exhibit 1.1 to this current report on Form 8-K and is incorporated herein by reference. The description of the Second Restated Agreement in this report is a summary and is qualified in its entirety by the terms of the Second Restated Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Second Amended and Restated Revolving Credit and Term Loan Agreement dated December 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAILMENOT, INC.

Date: December 29, 2014	/s/ Louis J. Agnese, III
Louis J. Agnese, III
Interim Chief Financial Officer and Secretary